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                   CENTENNIAL CELLULAR CORP. AND SUBSIDIARIES

                              EXHIBIT TO FORM 10-Q

                   For the Three Months Ended August 31, 1996

                      COMPUTATION OF LOSS PER COMMON SHARE
                  (Amounts in thousands, except per share data)

                                                           Three Months Ended
                                                    -------------------------------
                                                      August 31,         August 31,
                                                        1996                1995
                                                    ------------       ------------
                                                                        (Unaudited)
Primary fully diluted:

Net Loss                                            $     (6,107)      $     (3,418)
Accretion in liquidation value of preferred stock         (3,610)            (3,291)
                                                    ------------       ------------
Loss applicable to common shares                    $     (9,717)      $     (6,709)

Average number of common shares and common share equivalents outstanding

         Average number of common shares
         outstanding during this period               26,932,000         26,296,240
         Add common share equivalents - Options
         to purchase common shares - net                 379,264            513,760
                                                    ------------       ------------
Average number of common shares and common
      share equivalents outstanding                   27,311,264 (A)     26,810,000 (A)
                                                    ============       ============

Loss per common share                               $       (.36)(A)   $       (.25)(A)
                                                    ============       ============

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(A)      In accordance with Accounting Principles Board Opinion No. 15, the inclusioin of common share equiv computation of earnings per share need not be considered if the reduction of earnings per share is or the effect is anti-dilutive. Therefore, loss per common share equivalents as shown on the Conso Statements of Operations for the periods presented do not include certain common share equivalents is anti-dilutive. However, the consolidated financial statements for the three month periods ended and August 31, 1995 do include the effect, on a retroactive basis of 0 and 397,760, respectively, o shares issued prior to the Company's initial offering.




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